Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-287422) and S-8 (File No. 333-273260) of our report dated March 7, 2025, with respect to the consolidated financial statements of Gen Restaurant Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Costa Mesa, CA

March 31, 2026